EXHIBIT 23





                          Independent Auditors' Consent

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, and
333-38895) of CT Communications, Inc. of our report dated March 5, 1999, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of CT Communications, Inc.




                                                               /s/ KPMG LLP
Charlotte, North Carolina                                       KPMG LLP
March 5, 1999